Exhibit g.3

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

DNP SELECT INCOME FUND INC., a Maryland corporation registered under the Investment Company Act of 1940 (“1940 Act”) as a closed-end diversified management investment company (“Fund”), and J.J.B. HILLIARD, W.L. LYONS, LLC (“Hilliard/Lyons”), a Kentucky limited liability company, agree that:

1.  Engagement of Hilliard/Lyons.  Hilliard/Lyons shall provide administrative services to Fund subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this Agreement.  Hilliard/Lyons shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Fund in any way.

The services to be provided to Fund by Hilliard/Lyons shall include all management and administrative services required in connection with the operation of Fund not required to be performed by Duff & Phelps Investment Management Co. (“Manager”) pursuant to the Investment Advisory Agreement (“Advisory Agreement”) of even date herewith between Fund and Manager, including but not limited to:  preparation and filing of reports and returns required by governmental bodies and to shareholders, preparation of proxy material and prospectuses, making arrangements for shareholder meetings, and shareholder correspondence; and supervision of services performed by others (the cost of which will be paid by the Fund pursuant to paragraph 3), involving the computation of net asset value, portfolio accounting, preparation of financial statements and preparation and filing of shareholder income tax information.

2.  Expenses to be paid by Hilliard/Lyons.  Hilliard/Lyons shall furnish, at its own expense, office space and all necessary office facilities, equipment and personnel for managing the Fund other than in connection with the management of the Fund’s investments.

3.  Expenses to be paid by Fund.  Fund shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing, dividend reinvestment and redemption agents, if any, including any charges for bookkeeping, accounting and tax information services provided by Fund’s custodian; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Manager or Hilliard/Lyons and all expenses incurred in connection with their services to Fund; all expenses of publication of notices and reports to its shareholders; all expenses of proxy solicitations of Fund or its board of directors; all expenses of printing of Fund’s prospectus and registration statement and mailing copies of the prospectus; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund; all expenses of bond and insurance coverage required by law or deemed advisable by Fund’s board of directors; all expenses of maintaining the registration of Fund under the 1940 Act; all interest expenses; all fees, dues and expenses incurred by Fund in connection with membership in any trade association or other investment company organization; all miscellaneous business expenses and, in general, all expenses incidental to its operations not assumed by Hilliard/Lyons or by Manager pursuant to the Advisory Agreement.  Fund shall also bear all of Fund’s extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings and claims and expenses incurred in connection with any obligation of the Fund to indemnify any person.  In addition to the payment of expenses, Fund shall also pay all brokers’ commissions and other charges relative to the purchase and sale of portfolio securities.

4.  Compensation of Hilliard/Lyons.  For the services to be rendered and the charges and expenses to be assumed and to be paid by Hilliard/Lyons hereunder, Fund shall pay Hilliard/Lyons a quarterly fee at annual rates of 0.25 of 1% of the Average Weekly Managed Assets of Fund which does not exceed $100 million, 0.20 of 1% of the Average Weekly Managed Assets of Fund from $100 million to $1.0 billion and 0.10 of 1% of the Average Weekly Managed Assets of Fund in excess of $1.0 billion, which fee shall be payable on the first business day of the next quarter.  For purposes of this Agreement, “Average Weekly Managed Assets” of Fund shall mean the average weekly value of the total assets of Fund minus the sum of all accrued liabilities of Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage).  The value of the total assets of Fund minus the sum of all accrued liabilities of Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage)(the “Managed Assets”) shall be calculated as of 5:00 p.m. Eastern time or as of such other time or times as the Directors may determine in accordance with the provisions of applicable law and of the charter and bylaws of Fund and with resolutions of the Board of Directors as from time to time in force.  The Average Weekly Managed Assets for each weekly period shall be determined by averaging the Managed Assets at the end of a week with the Managed Assets at the end of the prior week.  For purposes of the foregoing, the end of a week shall mean the last business day of such week. For any period less than a quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the actual number of days in such quarter.

In recognition of the fact that Hilliard/Lyons rendered services to Fund under a prior administration agreement having provisions substantially identical to those of this Agreement except for the provisions of this section 4 (the “Prior Agreement”), and that the calculation of Hilliard/Lyons’ quarterly fee under the Prior Agreement did not reflect Hilliard/Lyons’ administration of the full extent of the assets that are defined as “Managed Assets” of Fund in this Agreement, and specifically the assets corresponding to certain indebtedness that was incurred by Fund under a committed credit facility on and after March 24, 2009, the fee calculations set forth in the first paragraph of this section 4 shall be applied retroactively, with effect from March 24, 2009.

5.  Services of Hilliard/Lyons not exclusive.  The services of Hilliard/Lyons to Fund hereunder are not to be deemed exclusive, and Hilliard/Lyons shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

6.  Limitation of liability of Hilliard/Lyons.  Hilliard/Lyons shall not be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission of Hilliard/Lyons, or of any of the directors, officers, employees or agents of Hilliard/Lyons, in connection with or pursuant to this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Hilliard/Lyons in the performance of its duties or by reason of reckless disregard by Hilliard/Lyons of its obligations and duties under this Agreement.

7.  Duration and renewal.  Unless terminated as provided in section 8, this Agreement shall continue in effect until April 30, 2012, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Fund or of Hilliard/Lyons voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a “majority of the outstanding shares of Fund” (which term as used throughout this Agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in section 2(a)(42) of the 1940 Act).

8.  Termination.  This Agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days’ written notice to Hilliard/Lyons.  This Agreement may be terminated by Hilliard/Lyons at any time upon 60 days’ written notice to Fund.

9.  Amendment.  This Agreement may not be amended without the affirmative vote of a majority of those directors who are not “interested persons” (as defined in section 2(a)(19) of the 1940 Act) of Fund or of Hilliard/Lyons, voting in person at a meeting called for the purpose of voting on such approval.

Dated as of May 5, 2010

DNP SELECT INCOME FUND INC.
By:	s/ Nathan I. Partain
	Its	President and CEO

J.J.B. HILLIARD, W.L. LYONS, LLC
By:	s/ Joseph C. Curry, Jr.
	Its	Senior Vice President